Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street, Palo Alto, CA 94304

June 21, 2021

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Chesire

United Kingdom, WA14 2DT

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-255019) relating to the registration under the Securities Act of 1933 (the “Act”) of, among others, 14,075,000 warrants of the Company (the “Warrants”) issuable in exchange for warrants of SC Health Corporation, a Cayman Islands exempted company (“SC Health”) (the “SC Health Warrants”), in connection with the closing of the Business Combination (as such term is defined in the Registration Statement (defined below)), and 14,075,000 ordinary shares of the Company (the “Warrant Shares”) issuable upon exercise of the Warrants to purchase ordinary shares of the Company. Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed (i) the Warrant Agreement dated as of July 11, 2019 (the “Warrant Agreement”), between SC Health and American Stock Transfer & Trust Company (“AST”), as warrant agent; (ii) the form of assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”), among SC Health, the Company, Computershare Inc. Computershare Trust Company, N.A. (and, together with Computershare Inc., “Computershare”, whereby Computershare shall serve as the successor warrant agent (the “Warrant Agent”) in place of AST), and SC Health Holdings Limited (including the form of Warrant certificate attached thereto), pursuant to which each SC Health Warrant that is outstanding immediately prior to the Merger Effective Time (as defined in the Registration Statement) shall cease to represent a right to acquire one share of SC Health Class A ordinary shares and shall be converted in accordance with the terms of the Warrant Assumption Agreement, at the Merger Effective Time, into a right to acquire one Warrant Share on substantially the same terms (but with such changes as provided by the Warrant Assumption Agreement) as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement; and (iii) the Business Combination Agreement (as defined in the Registration Statement).

Rockley Photonics Holdings Limited

June 21, 2021

We have also reviewed and are familiar with such corporate proceedings and other matters and examined such documents as we have considered relevant or necessary for the opinions expressed in this letter. In such examination we have assumed the accuracy and completeness of all documents and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.

When duly authorized, executed and delivered by the Company and the other parties thereto, the Warrant Assumption Agreement will, subject to the occurrence of the effectiveness of the Exchange (as defined in the Business Combination Agreement) and the Merger, constitute the valid and legally binding obligation of the Company.

2.

Effective as of the Merger Effective Time, each SC Health Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to the Warrant Assumption Agreement, will cease to represent a right to acquire one share of SC Health Class A ordinary shares and will be converted in accordance with the terms of the Warrant Assumption Agreement, at the Merger Effective Time, into a right to acquire one Warrant Share.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought

We have assumed that at or prior to the time of the delivery of any of the Warrants or Warrant Shares the Registration Statement will have been declared effective under the Act. The opinions set forth in this letter are limited to law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP